Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES INCREASE
IN THIRD QUARTER NET INCOME
October 27, 2009, Augusta, Georgia —
Georgia-Carolina Bancshares, Inc. (OTCBB:GECR), a bank holding company and parent company of First Bank of Georgia, reported today that net income increased 54.7% to $1,494,000 ($.43 per diluted common share) for the three months ended September 30, 2009, up from $966,000 ($.28 per diluted common share) for the three months ended September 30, 2008. Net income for the nine months ended September 30, 2009 increased $204,000 or 7.9% over the nine month period ended September 30, 2008. Book value per share of common stock increased to $12.19 at September 30, 2009.
Remer Y. Brinson III, President & CEO of the Company, stated “We are pleased to report a substantial increase in our third quarter net income, when compared to the third quarter of 2008, and in net income for the nine months ended September 30, 2009, when compared to the same period in 2008. This increase in both quarterly and year to date net income has been achieved despite sizeable challenges in the local and national economy, increased allocations to our loan loss reserve and increased regulatory assessments.”
“The increase in net income resulted in a return on average equity of 14.06% for the quarter ended September 30, 2009 compared to 10.08% for the third quarter last year. Net interest income for the quarter increased by $428,000 over last year as earning assets grew approximately $25 million in the past twelve months. In addition, increased originations in our mortgage division, gains from the sale of other real estate owned, and tight expense control further boosted our profitability.” Brinson continued.
The increase in net income to $2.79 million for the nine months ended September 30, 2009, has been achieved despite FDIC assessments increasing by $504,000 and allocations to the loan loss reserve increasing by $1,184,000, when compared to the first nine months of 2008. “We are very pleased to have exceeded last year’s performance in the face of these unprecedented expense increases.” Brinson said.
“Asset quality remains a primary focus.” Brinson stated. “Our loan loss reserve remains sound at 1.59% of loans, excluding loans held for sale. Also, we have reduced other real estate owned by over $2 million since the beginning of the year. Annualized charge-offs year to date have totaled 0.28% of loans, which is higher than historical levels, but below industry averages.”
Total loans grew $24.6 million, or 9.0%, on an annualized basis, during the first nine months of 2009. Total deposits grew $19.6 million, or 6.9%, on an annualized basis, during the same period. “This growth in both loans and deposits during the first nine months of 2009 is a testament to the relative strength of our local economy and our community banking model.” Brinson commented.
“In addition, we remain ‘well-capitalized’ by regulatory standards and all of our regulatory capital ratios improved during the quarter, all accomplished without electing to apply for capital funds through the U.S. Treasury Troubled Asset Relief Program (TARP).”
During the first quarter, First Bank of Georgia celebrated its 20 year anniversary of the opening of the Hill Street Office in Thomson, Georgia and the 10 year anniversary of entering the Augusta market with the opening of its Daniel Village Office. In October, the Bank also celebrated the 10 year anniversary of the opening of the West Town Office in Martinez.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR. First Bank of Georgia conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2009	2008
ASSETS

Cash and due from banks	$14,169	$9,954
Federal funds sold	1,675	—
Securities available-for-sale	47,157	57,594
Loans, net of allowance for loan losses of $5,470 and $4,284, respectively	339,538	332,009
Loans, held for sale	44,267	28,402
Bank premises and fixed assets	9,760	10,081
Accrued interest receivable	1,905	1,934
Foreclosed real estate, net of allowance	5,142	7,217
Deferred tax asset, net	1,107	996
Federal Home Loan Bank stock	2,828	2,201
Bank-owned life insurance	8,738	8,402
Other assets	1,495	2,038

Total assets	$477,781	$460,828

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$38,151	$34,121
Interest-bearing:
NOW accounts	34,114	37,373
Savings	55,026	55,426
Money market accounts	15,005	9,772
Time deposits of $100,000, and over	176,474	170,878
Other time deposits	77,791	69,439

Total deposits	396,561	377,009

Other liabilities, borrowings, and retail deposit agreements	38,622	44,735

Total liabilities	435,183	421,744

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,493,179 and 3,456,816 shares issued and outstanding	4	4
Additional paid-in-capital	15,523	15,268
Retained Earnings	26,392	23,604
Accumulated other comprehensive income	679	208

Total shareholders’ equity	42,598	39,084

Total liabilities and shareholders’ equity	$477,781	$460,828

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income
Interest and fees on loans	$5,727	$5,668	$16,383	$17,839
Interest on taxable securities	452	673	1,519	2,101
Interest on nontaxable securities	103	84	311	232
Interest on Federal funds sold and other interest	3	20	6	76

Total interest income	6,285	6,445	18,219	20,248

Interest expense
Interest on time deposits of $100,000 or more	1,342	1,447	4,337	4,862
Interest on other deposits	828	1,236	2,548	4,518
Interest on funds purchased and other borrowings	229	304	745	811

Total interest expense	2,399	2,987	7,630	10,191

Net interest income	3,886	3,458	10,589	10,057

Provision for loan losses	670	518	1,910	726

Net interest income after provision for loan losses	3,216	2,940	8,679	9,331

Noninterest income
Service charges on deposits	392	363	1,090	987
Other income/loss	1,325	658	2,342	1,138
Gain on sale of mortgage loans	2,506	1,820	7,150	5,557

Total noninterest income	4,223	2,841	10,582	7,682

Noninterest expense
Salaries and employee benefits	3,287	2,731	9,427	8,316
Occupancy expenses	382	418	1,130	1,168
Other expenses	1,696	1,280	4,895	3,790

Total noninterest expense	5,365	4,429	15,452	13,274

Income before income taxes	2,074	1,352	3,809	3,739

Income tax expense	580	386	1,021	1,155

Net income	$1,494	$966	$2,788	$2,584

Net income per share of common stock
Basic	$0.43	$0.29	$0.80	$0.76

Diluted	$0.43	$0.28	$0.80	$0.74

Dividends per share of common stock	$—	$—	$—	$—